Exhibit 9

Fidelity (logo) InvestmentsR	FMR LLC
245 Summer Street
Boston MA 02210
617 563 7000

April 30, 2020

Board of Directors

Fidelity Investments Life Insurance Company

100 Salem Street

Smithfield, RI 02917

Ladies and Gentlemen:

In my capacity as General Counsel of Fidelity Investments Life Insurance Company (“Fidelity Life”), I have provided legal advice to Fidelity Life with respect to the existence of Fidelity Investments Variable Annuity Account I (“the Account”) pursuant to Section 31A-5-217.5 of the Utah Insurance Code.  The Account was established by Fidelity Life on July 22, 1987 for the investment of assets under certain variable annuity contracts (the “Contracts”).  I have participated in the preparation and review of Post-Effective Amendment No. 19 to the Registration Statement on Form N-4 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Reg. No. 333-123884, and the registration of the Account under the Investments Company Act of 1940, as amended.

I am of the following opinion:

(1)                                 Fidelity Life is duly organized and validly existing under the laws of the State of Utah.

(2)                                 The Account is duly organized and validly existing as a separate account of Fidelity Life under the laws of the State of Utah.

(3)                                 The portion of the assets to be held in the Variable Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Fidelity Life may conduct.

(4)                                 The Contracts, when issued as set forth in the Registration Statement, will be legal and binding obligations of Fidelity Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Very truly yours,

/s/Lance A. Warrick
Lance A. Warrick